Exhibit 99.2

ZAYO GROUP COMPLETES ABOVENET ROUND OF FUNDRAISING

GTCR Leads $472 Million New Equity Financing

LOUISVILLE, CO – July 2, 2012 – Zayo Group, LLC today completed $3.34 billion in equity and debt financing in conjunction with the close of its previously announced acquisition of AboveNet, Inc. (NYSE: ABVT) and the refinancing of all existing Zayo and AboveNet debt. GTCR LLC, a leading Chicago-based private equity firm, led a $472 million round of new equity financing. Zayo also closed on $2.87 billion of new debt in the form of a term loan and senior secured and unsecured notes, plus a $250 million revolving credit facility which is undrawn.

At the time of the AboveNet acquisition announcement on March 19th, Zayo’s parent Communications Infrastructure Investments, LLC received new equity commitments from new investor GTCR and existing investor Charlesbank Capital Partners. An additional group of existing investors (including Battery Ventures and Centennial Ventures) and new and existing limited partners also chose to participate in the equity round. The new equity investments closed on July 2, 2012 and totaled $472 million.

“GTCR is excited to play a key role in this transformative event for Zayo,” said Phil Canfield, Principal at GTCR. “We believe that the combination of Zayo’s management, the combined Zayo and AboveNet assets and the broader bandwidth infrastructure tailwinds will create value for Zayo shareholders.”

Zayo also closed on $2.87 billion of new debt financing plus a new $250 million revolving credit facility that remains undrawn. The debt financing consisted of a $1.62 billion term loan due in 2019, $750 million of 8.125% Senior Secured First-Priority Notes due 2020 and $500 million of 10.125% Senior Unsecured Notes due 2020. Strong demand across all debt tranches led to upsizing the term loan by $120 million. The additional proceeds will be used for general corporate purposes and liquidity.

“Zayo welcomes our new equity and debt investors, as well as current investors who have provided continued support of our growing business,” said Ken desGarennes, CFO of Zayo Group. “We are pleased with the market reception to our recent fundraising effort, particularly given the uncertainty in the broader markets.”

Zayo has also accepted for purchase $347 million or approximately 99% of the $350 million of its 10.25% Senior Secured First-Priority Notes due 2017 that were validly tendered and not validly withdrawn at the expiration of the previously announced tender offer and consent solicitation. Zayo plans on redeeming the remaining approximately $3 million of existing notes on August 1, 2012 in accordance with the terms of the indenture governing the existing notes.

Morgan Stanley and Barclays Capital served as joint bookrunners on the notes offerings. Morgan Stanley, Barclays Capital and RBC Capital served as joint bookrunners on the term loan facility. SunTrust is acting as the agent on the revolving credit facility.

For more information on Zayo, please visit www.zayo.com and the investor relations center at www.zayo.com/investor-center.

About Zayo

Based in Louisville, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based bandwidth infrastructure and network-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo provides these services over regional, metro, national, international, and fiber-to-the-tower networks. Zayo’s network assets include over 61,000 route miles, covering 45 states plus Washington, D.C. as well as London, Paris, Amsterdam, Frankfurt, Toronto and Tokyo. Additionally, Zayo has approximately 9,000 buildings and 2,400 cell towers on-net, and over 136,000 square feet of billable colocation space. On June 5, 2012 Zayo announced its agreement to acquire FiberGate, a Dark Fiber provider in the Washington, D.C. area which is expected to close during the third quarter of 2012.

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